UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): January 14, 2015

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Company's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement	communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On January 14, 2015, ProPhase Labs, Inc. (the “Company”, “we” or “us”) entered into new employment agreements, effective as of January 1, 2015, with each of Ted Karkus, Chairman and Chief Executive Officer of the Company, and Robert V. Cuddihy, Jr., Chief Financial Officer and Chief Operating Officer of the Company (the “Employment Agreements”). The Employment Agreements supersede the employment agreements of Messrs. Karkus and Cuddihy, dated January 1, 2012, that had been scheduled to terminate on July 15, 2015. Each Employment Agreement was approved by our Compensation Committee.

Under his new employment agreement with the Company, Mr. Karkus agreed to an annual base salary of $675,000 as Chief Executive Officer. Mr. Karkus is eligible to receive an annual increase in base salary and may be awarded a bonus in the sole discretion of the Compensation Committee and also will receive regular benefits routinely provided to other senior executives of the Company. In the event of the termination by the Company of the employment of Mr. Karkus without cause or due to a voluntary resignation by Mr. Karkus with Good Reason (as defined in his Employment Agreement), Mr. Karkus will be paid 2.5 times his base salary (“Mr. Karkus Severance”), with one-half of such amount as a lump sum severance payment in cash and the remaining one-half paid in 12 equal consecutive, monthly installments commencing on the first business day of the month following the effective date of the termination; and all of the stock options and/or restricted stock held by Mr. Karkus shall automatically vest concurrently upon such termination of employment, regardless of any prior existing vesting schedules. If Mr. Karkus is terminated without cause or leaves with Good Reason in contemplation of (or within 24 months following) a change in control of the Company, then, in lieu of the Mr. Karkus Severance payment described above, Mr. Karkus shall instead receive a one-time severance payment in cash equal to the greater of (x) Two Million Five Hundred Thousand Dollars ($2,500,000), and (y) 299 percent of his average annual total Form W-2 compensation for the three calendar years immediately preceding the date of termination.

Under his new employment agreement with the Company, Mr. Cuddihy agreed to an annual base salary of $350,000 as Chief Financial Officer and Chief Operating Officer. Mr. Cuddihy is eligible to receive an annual increase in base salary and may be awarded a bonus in the sole discretion of the Compensation Committee and also will receive regular benefits routinely provided to other senior executives of the Company. In the event of the termination by the Company of the employment of Mr. Cuddihy without cause or due to a voluntary resignation by Mr. Cuddihy with Good Reason (as defined in his Employment Agreement), Mr. Cuddihy will be paid 1.5 times his base salary (“Mr. Cuddihy Severance”), with one-half of such amount as a lump sum severance payment in cash and the remaining one-half paid in 12 equal consecutive, monthly installments commencing on the first business day of the month following the effective date of the termination; and all of the stock options and/or restricted stock held by Mr. Cuddihy shall automatically vest concurrently upon such termination of employment, regardless of any prior existing vesting schedules. If Mr. Cuddihy is terminated without cause or leaves with Good Reason in contemplation of (or within 24 months following) a change in control of the Company, then, in lieu of the Mr. Cuddihy Severance payment described above, Mr. Cuddihy shall instead receive a one-time severance payment in cash equal to the greater of (x) One Million Dollars ($1,000,000), and (y) 299 percent of his average annual total Form W-2 compensation for the three calendar years immediately preceding the date of termination.

The above description of the Employment Agreements is a summary and is qualified in its entirety by reference to the terms of such agreements, which are filed herewith as Exhibit 99.1 and Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(1)	Exhibit 99.1	Employment Agreement effective as of January 1, 2015 between Robert V. Cuddihy, Jr. and the Company
(2)	Exhibit 99.2	Employment Agreement effective as of January 1, 2015 between Ted Karkus and the Company

***

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr.
Chief Operating Officer and Chief Financial Officer

Date: January 15, 2015

Exhibit Index.

(1)	Exhibit 99.1	Employment Agreement effective as of January 1, 2015 between Robert V. Cuddihy, Jr. and the Company
(2)	Exhibit 99.2	Employment Agreement effective as of January 1, 2015 between Ted Karkus and the Company

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